EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-00187, 333-22957, 333-42729, 333-73155, 333-77061, 333-50880, 333-105964, 333-124864, and 333-160117 on Form S-8 and No. 333-180112 on Form S-3, of our report dated February 28, 2014, relating to the consolidated financial statements and financial statement schedule of MGM Resorts International and subsidiaries and our report dated February 28, 2014, relating to the effectiveness of MGM Resorts International and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of MGM Resorts International for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

February 28, 2014